SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 5, 2020

EBIX, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-15946	77-0021975

1 Ebix Way Johns Creek, Georgia	30097
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (678) 281-2020

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.10 par value per share	EBIX	Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.02	Termination of a Material Definitive Agreement.

On May 14, 2020, Yatra Online, Inc., a Cayman Islands exempted company limited by shares (“Yatra”), entered into an agreement (the “Fourth Extension Agreement”) with Ebix, Inc. (“Ebix”) extending the outside date of the Merger Agreement (the “Merger Agreement”), dated July 16, 2019, by and between Yatra, Ebix and EbixCash Travels Inc., a direct, wholly-owned subsidiary of Ebix (“Merger Sub”) to June 4, 2020 (the “Outstide Date”). The Merger Agreement contained certain termination rights for Ebix and Yatra, including, among others, the right of either party to terminate the Merger Agreement if the Merger has not been consummated on or prior to the Outside Date. The Outside Date was extended to June 4, 2020 in order to provide the parties with time to determine whether they could reach mutual agreement on an amendment of certain terms of the Merger Agreement.

After the expiration of the Outside Date and the failure of the two parties to agree on the terms of an amended Merger Agreement by the Outside Date, Yatra terminated the Merger Agreement on June 5, 2020 and filed suit against Ebix in the Delaware Court of Chancery for breach of contract.

Ebix denies the claims made by Yatra and intends to defend itself vigorously. Ebix plans to enforce all of its rights under the Merger Agreement, and is currently considering all options, including a countersuit against Yatra for Yatra’s breach of the Merger Agreement.

Item 9.01	Financial Statements and Exhibits.

Exhibits

99.1	Press release, dated June 8, 2020 issued by Ebix, Inc.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EBIX, INC.

By:	/s/ Robin Raina
Name:	Robin Raina
Title:	Chief Executive Officer

Dated: June 9, 2020